Exhibit 99.2

francesca’s® Reports Third Quarter Fiscal Year 2014

Financial Results

HOUSTON, TEXAS — December 10, 2014 — Francesca’s Holdings Corporation (NASDAQ: FRAN) today reported earnings for the third quarter ended November 1, 2014.

Third Quarter of Fiscal 2014 Highlights:

•	Net sales increased 9% to $87.1 million
•	Comparable sales decreased 6%
•	Net income was $7.3 million, or $0.17 per diluted share, as compared to net income of $8.7 million, or $0.20 per diluted share, for the third quarter of 2013

Michael W. Barnes, Chairman, President, and CEO stated, “While the current financial performance is disappointing, I am optimistic about the future of the francesca’s brand. After just one week with the Company, I am energized by what I believe to be a distinct business model with enormous potential. My first priority, upon evaluation of the entire business, will be to create a strong foundation for growth. With a highly diversified and differentiated merchandising strategy, a unique small boutique format and strong brand equity, I believe francesca’s is positioned to become a leader in the specialty retail sector. I look forward to drawing from my background in branding and product as well as specialty retail, and working with the entire team in developing and implementing strategies that I believe will position us for long-term success.”

THIRD QUARTER RESULTS

Net sales for the thirteen weeks ended November 1, 2014 were $87.1 million compared to net sales of $79.6 million in the prior year quarter. The increase in third quarter sales was driven by 92 new boutiques opened since the end of the third quarter last year. We opened 12 new boutiques during the quarter bringing our year-to-date total to 87 new boutiques and a total boutique count to 538 at quarter end. We have opened 13 outlets year-to-date and finished the third quarter with 16 outlets.

Direct-to-consumer sales increased 53% versus the prior year quarter. Year to-date direct-to-consumer sales were up 76% over the comparable period of the prior year primarily due to increased traffic.

Gross profit, as a percentage of net sales, decreased to 47.3% compared to 50.7% in the prior year quarter. This decrease included a 160 basis points decrease in merchandise margin primarily due to increased markdowns and promotional activities. The remaining 180 basis points decline was the result of deleveraging of fixed occupancy costs.

Selling, general and administrative expenses increased 16% to $29.8 million from $25.8 million in the prior year quarter. This increase was primarily due to higher boutique and corporate payroll expenses to support the larger boutique base and direct-to-consumer sales growth.

Our effective tax rate for the third quarter was 35.7% resulting from a true-up of prior year state taxes. Excluding this adjustment, our effective tax rate for the quarter was 37.1%.

Income from operations was $11.4 million, or 13.1% of net sales, compared to $14.6 million, or 18.3% of net sales, in the prior year quarter.

BALANCE SHEET SUMMARY

Total cash and cash equivalents at quarter end were $22.8 million compared to $31.8 million at prior year quarter end. The Company had no debt outstanding under its revolving credit facility at the end of the third quarter.

The Company ended the quarter with $35.4 million of inventory on hand, an increase of 16%, compared to $30.6 million at the end of the third quarter of 2013. The increase in inventory was due to the 21% increase in the number of boutiques in operation as compared to the end of the third quarter of 2013. Ending inventory on a per boutique basis was down 4% for the quarter, compared to the same period in 2013.

FOURTH QUARTER AND FULL FISCAL YEAR 2014 GUIDANCE

The Company’s updated fourth quarter guidance assumes the continuation of a challenging retail environment and aggressive promotional activity throughout the holiday season, in addition to the expectation that our apparel business will remain challenged. As a result, the Company may take more aggressive markdowns in order to clear excess inventory which is expected to lead to approximately 475 to 525 basis points decrease in gross profit margin in the fourth quarter compared to the same period of the prior year. These expectations are incorporated into the Company’s fourth quarter guidance.

For the fourth quarter ending January 31, 2015, net sales are expected to increase 4% to 11% and be in the range of $96 million and $102 million; which also assumes a 5% to 10% decrease in comparable sales. This compares to the prior year comparable sales decrease of 6% versus the fourth quarter of 2012. The Company plans to open one new boutique during the fourth quarter. Diluted earnings per share are expected to be in the range of $0.13 to $0.19 excluding any charges related to the CEO transition implemented earlier this month.

For the full year ending January 31, 2015, net sales are now expected to increase 8% to 9% and be in the range of $366 million and $372 million; which also assumes a 6% to 8% decrease in comparable sales compared to a prior year comparable sales decrease of 2%. The Company expects to open 88 boutiques in fiscal year 2014, with one boutique to be opened in the fourth quarter. This compares to 91 new boutiques opened in fiscal year 2013, with five boutiques opened in the fourth quarter. Diluted earnings per share are now expected to be in the range of $0.75 to $0.81 excluding any charges related to the CEO transition. The number of average diluted shares for the full year assumed in guidance is expected to be 42.4 million shares. The effective tax rate is estimated to be 38.0% for the fourth quarter and 37.6% for the full year.

Capital expenditures for fiscal year 2014 are now expected to be in the range of $25.5 million to $26.5 million which have been primarily spent on boutique openings and remodels, as well as investments in our merchandising and direct-to-consumer information technology systems.

Conference Call Information

A conference call to discuss third quarter 2014 results is scheduled for December 10, 2014, at 8:30 a.m. ET. A live web cast of the conference call will be available in the investor relations section of the Company's website, www.francescas.com. In addition, a replay of the call will be available after the call and remain available until December 17, 2014. To access the telephone replay, listeners should dial 1-877- 870-5176. The access code for the replay is 1023855. A replay of the web cast will also be available shortly after the call and will remain on the website for ninety days.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. These risks and uncertainties include, but are not limited to, the following: the risk that we cannot anticipate, identify and respond quickly to changing fashion trends and customer preferences; our ability to attract a sufficient number of customers to our boutiques or sell sufficient quantities of our merchandise through our direct-to-consumer business; our ability to successfully open and operate new boutiques each year; and our ability to efficiently source and distribute additional merchandise quantities necessary to support our growth. Additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in our Annual Report on Form 10-K for the year ended February 1, 2014 filed with the Securities and Exchange Commission on March 28, 2014 and any risk factors contained in subsequent quarterly and annual reports we file with the SEC. We undertake no obligation to publicly update or revise any forward- looking statement. Financial schedules are attached to this release.

About Francesca's Holdings Corporation

francesca's® is a growing specialty retailer with retail locations designed and merchandised to feel like independently owned, upscale boutiques providing customers a fun and differentiated shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. Today francesca's® operates 538 boutiques in 47 states and the District of Columbia and also serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

CONTACT:

ICR, Inc.	Company
Jean Fontana	Mark Vendetti
646-277-1214	832-494-2315
Mark.Vendetti@francescas.com

Francesca’s Holdings Corporation

Unaudited Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts and Percentages)

	Thirteen Weeks Ended
	November 1, 2014		November 2, 2013		Variance
	In USD	As a % of Net Sales(1)	In USD	As a % of Net Sales(1)	In USD	%	Basis Points
Net sales	$87,110	100.0%	$79,632	100.0%	$7,478	9%	-
Cost of goods sold and occupancy costs	45,925	52.7%	39,275	49.3%	6,650	17%	340
Gross profit	41,185	47.3%	40,357	50.7%	828	2%	(340)
Selling, general and administrative expenses	29,810	34.2%	25,766	32.4%	4,044	16%	180
Income from operations	11,375	13.1%	14,591	18.3%	(3,216)	(22)%	(520)
Interest expense	(117)	(0.1)%	(129)	(0.2)%	12	(9)%	10
Other income	42	0.0%	(77)	(0.1)%	119	(155)%	10
Income before income tax expense	11,300	13.0%	14,385	18.1%	(3,085)	(21)%	(510)
Income tax expense	4,030	4.6%	5,714	7.2%	(1,684)	(29)%	(260)
Net income	$7,270	8.3%	$8,671	10.9%	$(1,401)	(16)%	(260)

(1) Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.

Diluted earnings per share	$0.17		$0.20
Weighted average diluted share count	42,389		43,993

Comparable sales change	(6)%		(3)%

	Thirty Nine Weeks Ended
	November 1, 2014		November 2, 2013		Variance
	In USD	As a % of Net Sales	In USD	As a % of Net Sales	In USD	%	Basis Points
Net sales	$269,853	100.0%	$248,185	100.0%	$21,668	9%	-
Cost of goods sold and occupancy costs	141,521	52.4%	118,700	47.8%	22,821	19%	460
Gross profit	128,332	47.6%	129,485	52.2%	(1,153)	(1)%	(460)
Selling, general and administrative expenses	86,275	32.0%	72,800	29.3%	13,475	19%	270
Income from operations	42,057	15.6%	56,685	22.8%	(14,628)	(26)%	(720)
Interest expense	(507)	(0.2)%	(362)	(0.1)%	(145)	40%	(10)
Other income	201	0.1%	127	0.1%	74	58%	-
Income before income tax expense	41,751	15.5%	56,450	22.7%	(14,699)	(26)%	(720)
Income tax expense	15,614	5.8%	22,223	9.0%	(6,609)	(30)%	(320)
Net income	$26,137	9.7%	$34,227	13.8%	$(8,090)	(24)%	(410)

(1) Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.

Diluted earnings per share	$0.62		$0.77
Weighted average diluted share count	42,373		44,600

Comparable sales change	(7)%		(1)%

Francesca’s Holdings Corporation

Unaudited Consolidated Balance Sheets

(In thousands, except share amounts)

	November 1, 2014	February 1, 2014	November 2, 2013
ASSETS
Current assets:
Cash and cash equivalents	$22,830	$37,498	$31,842
Accounts receivable	9,214	8,984	9,850
Inventories	35,428	24,614	30,638
Deferred income taxes	4,797	4,565	3,688
Prepaid expenses and other current assets	5,699	6,764	6,222
Total current assets	77,968	82,425	82,240
Property and equipment, net	70,646	64,131	57,359
Deferred income taxes	6,573	2,335	4,046
Other assets, net	2,776	1,654	2,555
TOTAL ASSETS	$157,963	$150,545	$146,200

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,074	$10,207	$8,570
Accrued liabilities	8,610	9,823	10,365
Total current liabilities	21,684	20,030	18,935
Landlord incentives and deferred rent	33,299	27,448	27,554
Long-term debt	—	25,000	25,000
Total liabilities	54,983	72,478	71,489

Commitments and contingencies

Stockholders’ equity:
Common stock - $.01 par value, 80.0 million shares authorized; 45.5 million, 45.2 million and 44.2 million shares issued at November 1, 2014, February 1, 2014 and November 2, 2013, respectively.	455	452	442
Additional paid-in capital	105,235	101,192	90,511
Retained earnings	57,433	31,296	20,684
Treasury stock, at cost – 3.2 million, 2.9 million and 1.9 million shares held at November 1, 2014, February 1, 2014 and November 2, 2013, respectively.	(60,143)	(54,873)	(36,926)
Total stockholders’ equity	102,980	78,067	74,711

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$157,963	$150,545	$146,200

Francesca’s Holdings Corporation

Unaudited Consolidated Statements of Cash Flows

(In thousands)

	Thirty Nine Weeks Ended
	November 1, 2014	November 2, 2013
Cash Flows Provided By Operating Activities:
Net income	$26,137	$34,227
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	9,664	7,421
Stock-based compensation expense	2,488	2,955
Excess tax benefit from stock-based compensation	(226)	(3,522)
Inventory write-off	2,743	—
Loss on sale of assets	191	343
Amortization of debt issuance costs	184	216
Deferred income taxes	(4,470)	(1,871)
Changes in operating assets and liabilities:
Accounts receivable	(4)	(3,824)
Inventories	(13,557)	(11,589)
Prepaid expenses and other assets	(240)	(2,295)
Accounts payable	3,268	(597)
Accrued liabilities	(1,213)	(302)
Landlord incentive and deferred rent	5,851	5,462
Net cash provided by operating activities	30,816	26,624

Cash Flows Used in Investing Activities:
Purchase of property and equipment	(16,785)	(15,646)
Proceeds from sale of assets	13	82
Net cash used in investing activities	(16,772)	(15,564)

Cash Flows Used in Financing Activities:
Repayments of borrowings under the revolving credit facility	(25,000)	—
Proceeds from borrowings under the revolving credit facility	—	25,000
Payments of debt issuance costs	—	(376)
Repurchases of common stock	(5,270)	(36,117)
Proceeds from the exercise of stock options	1,332	1,156
Taxes paid related to net settlement of equity awards	—	(2,280)
Excess tax benefit from stock-based compensation	226	3,522
Net cash used in financing activities	(28,712)	(9,095)

Net increase (decrease) in cash and cash equivalents	(14,668)	1,965
Cash and cash equivalents, beginning of year	37,498	29,877
Cash and cash equivalents, end of period	$22,830	$31,842

Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	$17,716	$28,352
Interest paid	$340	$125

Francesca’s Holdings Corporation

Supplemental Information

Sales by Merchandise Category

	Thirteen Weeks Ended		Variance
	November 1, 2014	November 2, 2013	In Dollars	%
	(in thousands, except percentages)
Apparel	$44,274	$41,604	$2,670	6%
Jewelry	18,638	17,335	1,303	8%
Accessories	14,220	13,771	449	3%
Gifts	9,606	6,540	3,066	47%
Merchandise Sales	86,738	79,250	7,488	9%
Others(1)	372	382	(10)	(3)%
Net sales	$87,110	$79,632	$7,478	9%

(1)	Includes gift card breakage income, shipping and change in return reserve.

Quarterly Comparable Transactions Results

	FY 2014
	Transactions (1)	Average Transaction Value (2)
Q1	(7)%	0%
Q2	(7)%	0%
Q3	(6)%	0%

(1)	The number of comparable transactions (including merchandise and gift card purchases, returns and gift card redemptions) processed through our point-of-sale system for which a receipt was issued.
(2)	Average transaction value is calculated by dividing total comparable sales by the number of comparable transactions during the period.

Quarterly Comparable Sales

	FY 2012(1)	FY 2013(2)	FY 2014
Q1	16%	2%	(7)%
Q2	21%	(1)%	(7)%
Q3	17%	(6)%	(6)%

(1)	Beginning in the first quarter of fiscal year 2013, comparable sales results include our direct-to-consumer sales. To facilitate comparability with the prior year period, prior year comparable sales results was recalculated and now includes direct-to-consumer sales results.
(2)	The 53rd week in fiscal 2012 caused a one-week shift in our 2013 fiscal calendar, resulting in the first quarter of fiscal year 2013 being later by one week relative to the quarter-ending date in fiscal year 2012 (“retail calendar shift”). Our reported comparable sales results for fiscal 2012 were adjusted for this retail calendar shift.